Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/ Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) //212-896-1206 (Rob) tfromer@kcsa.com /rfink@kcsa.com
Ormat Signs an EPC Contract with Lightning Dock Geothermal HI-01, LLC
RENO, Nevada, November 28, 2011 — Ormat Technologies, Inc. (NYSE: ORA) announced today that on November 22, 2011, Ormat Nevada Inc., its wholly-owned subsidiary, signed a $65 million engineering, procurement and construction (EPC) contract and a credit agreement with Lightning Dock Geothermal HI-01, LLC (LDG), a subsidiary of Cyrq Energy, Inc., in connection with the construction of LDG’s geothermal project in New Mexico.
The EPC contract work is scheduled to be released in stages based on LDG’s progress in the well field drilling and development necessary to support the project. Early engineering will be released as soon as the basic well field characteristics are confirmed in order to maintain the project schedule. Further work will be released based on the progress of the well field development. Under the credit agreement Ormat will provide financing in an aggregate principal amount not to exceed $66 million that will be used to finance the project construction costs under the EPC contract with LDG. The project is expected to come online by the end of 2013.
Yoram Bronicki, President and COO of Ormat Technologies said, “The Lightning Dock project is an opportunity to match Ormat’s execution capabilities with Cyrq Energy’s front-end development that we hope will enable swift project execution. This project is part of a broader initiative between our two companies to co-develop projects at a fast pace, while adhering to the traditional risk distribution between Owner and Constructor.”
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide1410 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.

Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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